Exhibit 99.1

Anthera Announces Last Patient Enrolled in PEARL-SC Study

- Updates Plans for PEARL-SC Endpoint

HAYWARD, Calif., October 25, 2011 /PRNewswire via COMTEX News Network/ – Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with inflammation, today announced it has completed enrollment in the Phase 2b PEARL-SC study. PEARL-SC(A randomized, double-blind Phase 2b study to evaluate the efficacy, safety, and tolerability of blisibimod administration in subjects with systemic lupus erythematosus) is examining the therapeutic benefit of weekly and monthly subcutaneous injections of blisibimod in patients with active and antibody positive systemic lupus erythematosus (SLE). The targeted number of five hundred and forty (540) patients has been randomized in 11 countries and 72 clinical sites worldwide.

Also, as part of the Company’s efforts to improve treatment options for patients with SLE, the Company submitted a protocol amendment to the FDA for the PEARL-SC clinical study that proposes a modification in the primary efficacy SLE response index to require a larger decrease in the SELENA-SLEDAI* clinical assessment score. The proposed primary endpoint will require patients to demonstrate a greater than or equal to five (>5) point reduction in the SELENA-SLEDAI, a well-recognized clinical assessment of lupus activity. The remainder of the responder index will remain unchanged with no new BILAG A or two new BILAG B organ domain flares, and less than a 0.3 (<0.3) increase on a three point scale in Physician’s Global Assessment.

“As we move forward with the development of blisibimod, we are incorporating feedback from industry experts, physicians, and key opinion leaders regarding the potential for blisibimod to provide incremental benefits to patients with systemic lupus erythematosus compared to currently available therapies and other advanced stage clinical treatments,” said Colin Hislop, MD, Senior Vice President and Chief Medical Officer. “Completion of enrollment in the PEARL-SC clinical study and the proposed change to the primary endpoint may allow us to accelerate our development efforts and further differentiate blisibimod from competing therapies.”

The proposed amendment to PEARL-SC also includes an option for an interim efficacy analysis to be conducted by an independent statistician after the 350th enrolled subject has reached 24 weeks of treatment – the primary efficacy time point. A successful interim analysis would require statistically significant improvement of the pre-defined SLE responder index of at least two pre-defined time points – one of which must be 24 weeks. The proposed interim efficacy analysis would be completed in Q1 2012 with the possibility of stopping the study early for efficacy using a pre-defined stopping rule.

The primary endpoint of the PEARL-SC study is clinical improvement at 24 weeks in the SLE responder index, a composite responder index evaluating various clinical patient and physician reported disease activity. Dr. Michelle Petri, Professor of Medicine at the Johns Hopkins University School of Medicine’s Division of Rheumatology, and Dr. Richard A. Furie, Chief of the Division of Rheumatology and Allergy at North Shore-Long Island Jewish Health System, are the lead investigators of the study.

*SELENA-SLEDAI – Safety of Estrogen in Lupus Erythematosus National Assessment / Systemic Lupus Erythematosus Activity Index is a cumulative, weighted index of systemic lupus erythematosus disease activity.

About B-Cell Activating Factor (BAFF) and blisibimod

BAFF has been associated with a wide range of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus, lupus nephritis, rheumatoid arthritis, multiple sclerosis, Sjogren’sSyndrome, Graves’ Disease and others. Multiple clinical studies with other BAFF antagonists recently have reported on BAFF’s potential positive role in treating lupus and rheumatoid arthritis. Anthera is advancing its development of blisibimod, a broad inhibitor of BAFF, to expand its potential clinical utility in autoimmune diseases. Blisibimod is a novel fusion protein called a peptibody and is distinct from an antibody. Anthera owns worldwide rights to blisibimod in all potential indications.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has three late stage clinical products: varespladib methyl (A-002), A-001 and blisibimod (A-623). Varespladib methyl (A-002) and A-001 are designed to inhibit a novel enzyme target known as secretory phospholipase A2 (sPLA2). Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease. Blisibimod targets elevated levels of B-lymphocyte stimulator (BAFF) which have been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus) and rheumatoid arthritis.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” “project,” or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera’s public filings with the SEC, including Anthera’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.